Exhibit C

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                          STOCK PURCHASE AGREEMENT

                             dated May 16, 2002

                                by and among

                          MONEYLINE NETWORKS, LLC,

                          B2BVIDEO NETWORK CORP.,

                                    and

                     VIDEO NETWORK COMMUNICATIONS, INC.






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                             TABLE OF CONTENTS

                                                                         Page

ARTICLE 1.        PURCHASE AND SALE OF SHARES; WARRANTS.

1.1      Agreement to Purchase and Sell....................................4
1.2      The Closing.......................................................5

ARTICLE 2.        REPRESENTATIONS AND WARRANTIES OF VNCI.

2.1      Corporate Organization............................................6
2.2      Due Authorization.................................................7
2.3      Consents and Approvals............................................7
2.4      No Violations.....................................................8
2.5      Capitalization; Subsidiaries......................................9
2.6      Intellectual Property............................................10
2.7      Litigation.......................................................12
2.8      Customers and Suppliers..........................................12
2.9      Financial Statements.............................................13
2.10     Reports..........................................................13
2.11     Absence of Certain Changes.......................................13
2.12     Liabilities......................................................14
2.13     Compliance with Laws; Permits....................................14
2.14     Tax Matters......................................................15
2.15     Affiliated Transactions..........................................17
2.16     Employees, Employee Benefit Plans; ERISA.........................18
2.17     Contracts........................................................22
2.18     Brokers and Finders..............................................23
2.19     Books and Records................................................23
2.20     Board Approval; State Statutes...................................23
2.21     Representations and Warranties by VNCI in Transaction
         Agreements.......................................................24
2.22     Full Disclosure..................................................24

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF B2B.

3.1      Corporate Organization...........................................24
3.2      Due Authorization................................................24
3.3      Consents and Approvals...........................................25
3.4      No Violations....................................................25
3.5      Capitalization; Joint Ventures...................................26
3.6      Intellectual Property............................................26
3.7      Litigation.......................................................29
3.8      Customers and Suppliers..........................................29
3.9      Financial Statements.............................................29
3.10     Absence of Certain Changes.......................................29
3.11     Liabilities......................................................30
3.12     Compliance with Laws; Permits....................................30
3.13     Tax Matters......................................................30
3.14     Affiliated Transactions..........................................32
3.15     Employees, Employee Benefit Plans; ERISA.........................33
3.16     Contracts........................................................36
3.17     Brokers and Finders..............................................37
3.18     Books and Records................................................37
3.19     Approvals; State Statutes........................................37
3.20     Representations and Warranties by B2B in Merger Agreement........38
3.21     Full Disclosure..................................................38

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF MONEYLINE.

4.1      Organization.....................................................39
4.2      Authority........................................................39
4.3      Consents; No Violation...........................................39
4.4      Investment Representation........................................40
4.5      Brokers and Finders..............................................40
4.6      Availability of Funds............................................40

ARTICLE 5.        COVENANTS.

5.1      Public Announcements.............................................40
5.2      Board of Directors...............................................40
5.3      Further Assurances...............................................41
5.4      Transaction Fees and Expenses....................................41
5.5      Director Indemnification Agreements..............................42
5.6      Technology License Agreements....................................42
5.7      Significant Transactions.........................................42
5.8      Annual Report Filing.............................................42

ARTICLE 6.        INDEMNIFICATION; SURVIVAL.

6.1      Indemnification Obligations......................................42
6.2      Indemnification Procedures.......................................43
6.3      Limitations on Indemnification...................................44
6.4      Survival of Representations, Warranties and Covenants............44

ARTICLE 7.        CONDITIONS TO CLOSING.

7.1      Conditions to Obligations of Moneyline...........................45

ARTICLE 8.        MISCELLANEOUS PROVISIONS.

8.1      Entire Agreement; Assignment.....................................47
8.2      Notices .........................................................48
8.3      Interpretation...................................................49
8.4      Amendments and Waivers...........................................50
8.5      Severability.....................................................50
8.6      Governing Law; Jurisdiction and Venue............................50
8.7      Schedules and Exhibits...........................................50
8.8      No Third Party Beneficiaries.....................................50
8.9      WAIVER OF JURY TRIAL.............................................51
8.10     Counterparts.....................................................51
8.11     Acknowledgements.................................................51


                           EXHIBITS TO AGREEMENT


Exhibit A.....................................Form of Subscription Agreement
Exhibit B...................................................Merger Agreement
Exhibit C.............................................Stockholders Agreement
Exhibit D.......................................Strategic Alliance Agreement
Exhibit E..................................................Warrant Agreement
Exhibit F........................Form of Restricted Stock Purchase Agreement
Exhibit G......................................Form of B2B Conversion Notice
Exhibit H.....................................Form of VNCI Conversion Notice
Exhibit I.....................Form of Director, Officer and Employee Release
Exhibit J.................................Form of VNCI/B2B/Moneyline Release
Exhibit K..................................Form of EBC Agreement and Release
Exhibit L..............................................VNCI Fairness Opinion
Exhibit M...............................................B2B Fairness Opinion
Exhibit N......................................................Press Release
Exhibit O.........................Form of Director Indemnification Agreement
Exhibit P........................Form of Technology License Agreement (VNCI)
Exhibit Q.........................Form of Technology License Agreement (B2B)
Exhibit R.......................................Form of Mintz, Levin Opinion
Exhibit S....................................Form of Graubard Miller Opinion
Exhibit T................................Form of Graubard Miller Tax Opinion
Exhibit U....................................Form of Potter Anderson Opinion
Exhibit  V..............................Form of Mintz, Levin Reliance Letter




                           SCHEDULES TO AGREEMENT

Schedule A........................................ B2B Security Conversions
Schedule 1.1(b)...........................................List of Investors
Schedule 1.2(b)(vi)............................................Resignations
Schedule 1.2(b)(vii)(A)..............................B2B Conversion Notices
Schedule 1.2(b)(vii)(B).............................VNCI Conversion Notices
Schedule 1.2(b)(viii)........................Director and Officer Releasors
Schedule 2.1....................................Subsidiaries; Jurisdictions
Schedule 2.3.........................................Consents and Approvals
Schedule 2.5(a)..............................................Capitalization
Schedule 2.5(b)...................................Subsidiary Capitalization
Schedule 2.6(b).......................................Intellectual Property
Schedule 2.6(c)....................................................Software
Schedule 2.6(d)..........................................License Agreements
Schedule 2.6(e)..........................Intellectual Property Encumbrances
Schedule 2.6(f)...........................Validity of Intellectual Property
Schedule 2.6(g)................................Intellectual Property Claims
Schedule 2.6(k)........................................Proprietary Software
Schedule 2.7.....................................................Litigation
Schedule 2.8......................................................Customers
Schedule 2.11...............................VNCI Absence of Certain Changes
Schedule 2.12(a)................................................Liabilities
Schedule 2.12(b)...........................List of Post-Closing Liabilities
Schedule 2.14(a)......................................................Taxes
Schedule 2.14(a)(i)........................................ Contested Taxes
Schedule 2.15(a)....................................Affiliated Transactions
Schedule 2.15(b).....................................Affiliated Liabilities
Schedule 2.16(a).......................................Labor and Employment
Schedule 2.16(c)...................................................WARN Act
Schedule 2.16(d)...........................................Employment Plans
Schedule 2.16(k)......................................Payments to Employees
Schedule 2.16(n).....................Employment Arrangements and Agreements
Schedule 2.16(o)......................................Option Holders (VNCI)
Schedule 2.16(p).....................Equity Based Awards Other Than Options
Schedule 2.17(a)........................................ Material Contracts
Schedule 2.17(b)................................Certain Contract Provisions
Schedule 2.18....................................Brokers and Finders (VNCI)
Schedule 3.1..................................................Jurisdictions
Schedule 3.3.....................................B2B Consents and Approvals
Schedule 3.4..................................................No Violations
Schedule 3.5(a)..........................................B2B Capitalization
Schedule 3.5(b)..........................................B2B Joint Ventures
Schedule 3.6(b)...................................B2B Intellectual Property
Schedule 3.6(c)................................................B2B Software
Schedule 3.6(d)......................................B2B License Agreements
Schedule 3.6(e)......................B2B Intellectual Property Encumbrances
Schedule 3.6(f).......................B2B Validity of Intellectual Property
Schedule 3.6(g)............................B2B Intellectual Property Claims
Schedule 3.6(k)....................................B2B Proprietary Software
Schedule 3.7.................................................B2B Litigation
Schedule 3.8..................................................B2B Customers
Schedule 3.10................................B2B Absence of Certain Changes
Schedule 3.11(a)............................................B2B Liabilities
Schedule 3.11(b)..........................List of Post-Closing Indebtedness
Schedule 3.13(a)......................................................Taxes
Schedule 3.14(a)....................................Affiliated Transactions
Schedule 3.14(b).....................................Affiliated Liabilities
Schedule 3.15(a).......................................Labor and Employment
Schedule 3.15(c)...................................................WARN Act
Schedule 3.15(d)...........................................Employment Plans
Schedule 3.15(k)......................................Payments to Employees
Schedule 3.15(n).....................Employment Arrangements and Agreements
Schedule 3.15(o).......................................Option Holders (B2B)
Schedule 3.16(a).........................................Material Contracts
Schedule 3.16(b)................................Certain Contract Provisions
Schedule 3.17.....................................Brokers and Finders (B2B)
Schedule 3.19(a)..............................................Merger Voting
Schedule 5.4(a)........................................Transaction Expenses
Schedule 5.5............................Director Indemnification Agreements
Schedule 7.1(g)....................................................Warrants




                          STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of May 16, 2002, is made among Moneyline Networks, LLC, a Delaware limited liability company ("Moneyline"), B2BVideo Network Corp., a Delaware corporation ("B2B"), and Video Network Communications, Inc., a Delaware corporation ("VNCI").

                              R E C I T A L S

                  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, VNCI wishes to sell to Moneyline and Moneyline wishes to purchase from VNCI an aggregate of twenty-five million
(25,000,000) newly-issued shares (the "Moneyline Shares") of VNCI's common stock, par value $0.01 per share (the "Common Stock");

                  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and a Subscription Agreement, the form of which is attached as Exhibit A hereto, VNCI wishes to sell to certain individuals and entities (collectively, the "Investors") introduced to VNCI by EarlyBirdCapital, Inc. ("EBC") and the Investors wish to purchase from VNCI an aggregate of 7,750,000 newly-issued shares (the "Investor Shares" and together with the Moneyline Shares, the "Shares") of Common Stock;

                  WHEREAS, Moneyline, B2B and VNCI desire to provide for the purchase and sale of the Shares and to establish certain rights and obligations in connection therewith;

                  WHEREAS, One Equity Partners LLC, a Delaware limited liability company, or its affiliates (together, "OEP") has provided the funding to Moneyline in connection with the transactions contemplated herein;

                  WHEREAS, concurrently with this Agreement, and as a condition and an inducement to the willingness of Moneyline to enter into this Agreement, VNCI and B2B, have entered into an Agreement and Plan of Merger attached as Exhibit B hereto (the "Merger Agreement") pursuant to which, among other transactions, B2B Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of VNCI, will be merged with and into B2B (the "Merger") with B2B surviving. As a result of the Merger (i) each share of Common Stock, par value $0.01 per share, of B2B (the "B2B Common Stock") (other than the 750,000 shares owned by VNCI), each share of Series A Convertible Preferred Stock, par value $0.01 per share, of B2B ("B2B Series A Preferred Stock"), and each share of Series B Convertible Preferred Stock, par value $0.01 per share, of B2B ("B2B Series B Preferred Stock"), issued and outstanding immediately prior to the Closing Date (as defined below) shall be converted into and become 3,000,000 fully paid and nonassessable shares of Common Stock; (ii) purchase options to purchase B2B Series A Preferred Stock issued and outstanding immediately prior to the Closing Date shall be converted into and become options to purchase an aggregate of 139,123 shares of Common Stock of VNCI; (iii) purchase options to purchase 2.75 Units of B2B, each Unit consisting of (A) 50,000 shares of B2B Series B Preferred Stock and (B) warrants to purchase 50,000 shares of B2B Common Stock, issued and outstanding immediately prior to the Closing Date shall be converted into and become options to purchase an aggregate of 185,497 shares of Common Stock and warrants to purchase 46,374 shares of Common Stock of VNCI; (iv) warrants to purchase in the aggregate 6,625,000 shares of B2B Common Stock issued and outstanding immediately prior to the Closing Date shall be converted into and become warrants to purchase in the aggregate 1,165,328 shares of Common Stock (assuming termination of certain warrants); and (v) each option to purchase 2,099,000 shares of B2B Common Stock issued pursuant to and outside of B2B's 2000 Performance Equity Plan issued and outstanding immediately prior to the Closing Date shall be converted and become options to purchase 707,925 shares of Common Stock, all as set forth on Schedule A hereto.

                  WHEREAS, each of the Board of Directors of B2B (the "B2B Board of Directors") and the stockholders of B2B has approved and consented to the Merger and the other transactions and matters contemplated by the Merger Agreement;

                  WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the willingness of Moneyline to enter into this Agreement, each holder (the "B2B Noteholders") of $2,500,000 aggregate principal amount of senior secured promissory notes of B2B (the "B2B Promissory Notes") issued and outstanding immediately prior to the Closing Date shall convert such senior secured promissory notes into 4,276,023 shares of Common Stock (the "B2B Conversion Shares");

                  WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the willingness of Moneyline to enter into this Agreement, Moneyline, OEP and VNCI will execute a Stockholders Agreement, dated May 16, 2002, in the form attached as Exhibit C hereto (the "Stockholders Agreement"), which sets forth their agreement concerning, among other things, the corporate governance of VNCI following the consummation of the sale of Shares;

                  WHEREAS, concurrently with the execution of this Agreement, VNCI and Moneyline will execute a Strategic Alliance Agreement, dated as of May 16, 2002, in the form attached as Exhibit D hereto (the "Strategic Alliance Agreement");

                  WHEREAS, concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of Moneyline to enter into this Agreement and the Strategic Alliance Agreement, VNCI will issue to Moneyline a warrant to purchase 11,250,000 shares of Common Stock at a price of $0.60 per share (subject to adjustment) pursuant to the Warrant Agreement attached as Exhibit E hereto (the "Warrant Agreement" and together with the Merger Agreement, the Stockholders Agreement, the Strategic Alliance Agreement and the Warrant Agreement, the "Transaction Agreements");

                  WHEREAS, Sanmina Corp. has entered into a release (the "Sanmina Release") with respect to all of its outstanding claims in consideration of a payment from VNCI on the date hereof of $1,100,000;

                  WHEREAS, Shaw Pittman LLP has entered into a release (the "Shaw Pittman Release") with respect to its claim in consideration of a payment from VNCI on the date hereof of $250,000;

                  WHEREAS, concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of Moneyline to enter into this Agreement, all of the holders of certain outstanding promissory notes of VNCI (the "Noteholders") in the aggregate principal amount of $3,723,981 (the "Promissory Notes") will convert the Promissory Notes into 6,444,823 shares of Common Stock (the "Note Conversion Shares");

                  WHEREAS, concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of Moneyline to enter into this Agreement, holders of outstanding warrants to purchase 3,169,800 shares of B2B Common Stock shall terminate such warrants;

                  WHEREAS, concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of Moneyline to enter into this Agreement, holders of outstanding warrants to purchase 280,000 shares of Common Stock shall terminate such warrants;

                  WHEREAS, the Board of Directors of VNCI (the "Board of Directors") has approved and consented to (i) the sale of the Shares by VNCI to Moneyline on the terms set forth herein, and (ii) the transactions and matters contemplated by the Subscription Agreement, the Merger Agreement, the Stockholders Agreement, the Strategic Alliance Agreement, the Technology License Agreement, the Director Indemnification Agreement (as hereinafter defined) and the Warrant Agreement (collectively, the "Related Transactions"); and

                  WHEREAS, subsequent to the consummation of the transactions contemplated hereby and the Related Transactions, VNCI shall offer certain officers of VNCI and its subsidiaries the opportunity to purchase shares of Common Stock pursuant to a Restricted Stock Purchase Agreement in the form of Exhibit F hereto.

                  NOW, THEREFORE, in consideration of the foregoing, the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


ARTICLE 1.        PURCHASE AND SALE OF SHARES; WARRANTS.

         1.1      Agreement to Purchase and Sell.

                  (a) Concurrently with the execution of this Agreement, VNCI shall sell to Moneyline and Moneyline shall purchase from VNCI the Moneyline Shares for a price per Share equal to $.60 or an aggregate purchase price of $15,000,000 (the "Moneyline Issuance Price"). Moneyline shall pay the Moneyline Issuance Price to VNCI in cash by wire transfer to an account or accounts designated by VNCI.

                  (b) Concurrently with the execution of this Agreement, VNCI shall issue to Moneyline warrants to purchase twenty-five million (25,000,000) shares of Common Stock pursuant to the Warrant Agreement.

                  (c) Concurrently with the execution of this Agreement, VNCI shall sell to each of the Investors and each of the Investors shall purchase from VNCI the amount of Investor Shares set forth opposite such Investor's name on Schedule 1.1(b) for a price per Share equal to $.60 or an aggregate purchase price of $4,650,000 (the "Investors Issuance Price" and together with the Moneyline Issuance Price, the "Issuance Price"). Each of the Investors shall pay the Investors Issuance Price to VNCI in cash by wire transfer to an account or accounts designated by VNCI.

                  (d) Concurrently with the execution of this Agreement,
(i) the Noteholders shall convert the Promissory Notes into the Note Conversion Shares, and (ii) the B2B Noteholders shall convert the B2B Promissory Notes into the B2B Conversion Shares.

         1.2      The Closing.

                  (a) The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 at 9:00 a.m. on May 16, 2002 (the "Closing Date").

                  (b) At the Closing, VNCI shall deliver or cause to be delivered to Moneyline:

                        (i) one or more certificates representing the Moneyline Shares being sold by VNCI;

                        (ii) an executed Warrant Agreement, dated as of the Closing Date;

                        (iii) a certificate certifying the existence and good standing of VNCI issued by the Secretary of State of Delaware as of a recent date;

                        (iv) a certificate from the appropriate officers of VNCI certifying as to matters contemplated by Section 7.1(a);

                        (v) a certificate from the appropriate officers of B2B certifying as to matters contemplated by Section 7.1(c);

                        (vi) executed resignations, dated as of the Closing Date, from those directors and officers of VNCI and B2B as set forth on
Schedule 1.2(b)(vi);

                        (vii) executed conversion notices (A) in the form of Exhibit G hereto and dated as of the Closing Date, from those persons set forth on Schedule 1.2(b)(vii)(A) with respect to the B2B Promissory Notes dated October 3, 2001, October 12, 2001, December 12, 2001, February 20, 2002, April 8, 2002, April 16, 2002 and/or May 2, 2002, and (B) in the
form of Exhibit H hereto and dated as of the Closing Date, from those persons set forth on Schedule 1.2(b)(vii)(B) with respect to the Promissory Notes (collectively, the "Conversion Notices");

                        (viii) executed releases, (A) in the form of
Exhibit I hereto and dated as of the Closing Date, from those officers, directors and employees of VNCI and B2B and other entities set forth on
Schedule 1.2(b)(viii) (collectively, the "Director, Officer and Employee Releases") and (B) in the form of Exhibit J hereto and dated as of the Closing Date, from VNCI, B2B and Moneyline (the "VNCI/B2B/Moneyline Release");

                        (ix) an executed release, in the form of Exhibit K hereto and dated as of the Closing Date, from EBC (together with the Director, Officer and Employee Releases and the VNCI/B2B/Moneyline Release, the "Releases");

                        (x) an executed Sanmina Release;

                        (xi) and executed Shaw Pittman Release;

                        (xii) an opinion, dated as of the Closing Date, and in the form attached to as Exhibit L, from Capitalink LC as to the fairness, from a financial point of view, to the stockholders of VNCI of the transactions contemplated by this Agreement and the Merger Agreement (the "VNCI Fairness Opinion"); and

                        (xiii) an opinion, dated as of May 13, 2002, and in the form attached to as Exhibit M, from Seidman & Co. Inc. as to the fairness, from a financial point of view, to the stockholders of B2B of the transactions contemplated by this Agreement and the Merger Agreement (the "B2B Fairness Opinion").

                  (c) At the Closing, VNCI shall deliver or cause to be delivered to each Investor one or more certificates representing the Investor Shares being sold by VNCI to such Investor against receipt by VNCI of the portion of the Investors Issuance Price payable for such Investors Shares;

                  (d) At the Closing, VNCI shall deliver or cause to be delivered to each B2B Noteholder one or more certificates representing the B2B Conversion Shares against receipt by VNCI of such B2B Noteholder's B2B Promissory Notes;

                  (e) At the Closing, VNCI shall deliver or cause to be delivered to each Noteholder one or more certificates representing the Note Conversion Shares against receipt by VNCI of such Noteholder's Promissory Notes;

                  (f) At the Closing, Moneyline shall deliver or cause to be delivered to VNCI $15,000,000 (the "Moneyline Consideration").


ARTICLE 2.        REPRESENTATIONS AND WARRANTIES OF VNCI.

                  VNCI hereby represents and warrants to Moneyline, as of the date hereof, the following:

         2.1 Corporate Organization.

                  Each of VNCI and the subsidiaries of VNCI set forth on
Schedule 2.1, which constitute all of the subsidiaries of VNCI (each, a "Subsidiary" and, collectively, the "Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now being conducted. Each of VNCI and the Subsidiaries is duly qualified or licensed and in good standing as a foreign corporation, authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except where non-qualification would not be a Material Adverse Effect (as defined in Section 2.3 hereof). Schedule 2.1 sets forth a complete and correct list of all jurisdictions in which each of VNCI and the Subsidiaries is qualified or licensed to do business. As used in this Agreement, the "subsidiary" of any person shall mean (a) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person, (b) any partnership of which such person is a general partner, or (c) any other person in which such person, directly or indirectly, has more than 50% of the outstanding partnership or similar ownership interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

         2.2      Due Authorization.

                  VNCI has full power and authority necessary to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements and to carry out its respective obligations hereunder and thereunder. The execution and delivery by VNCI of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by VNCI has been duly authorized by all necessary corporate action on the part of VNCI. This Agreement and the Transaction Agreements have been duly and validly executed and delivered by VNCI and constitute the valid and legally binding obligations of VNCI, enforceable against VNCI in accordance with their respective terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors' rights generally or by general principles of equity.

         2.3      Consents and Approvals.

                  (a) No vote or approval of holders of any class or series of the Company's capital stock is required (i) to approve the issuance of the Shares or warrants to purchase shares of Common Stock pursuant to the Warrant Agreement or (ii) to approve and adopt this Agreement, the Strategic Alliance Agreement, the Stockholders Agreement or the Technology License Agreement.

                  (b) Except as set forth on Schedule 2.3, no consent, approval, authorization of, declaration, filing, or registration with, any court, governmental, regulatory or administrative body, agency or authority, department, commission, agency, self-regulatory organization, instrumentality or arbitrator whether federal, state, local or foreign (each, a "Governmental Authority" and collectively, the "Governmental Authorities"), is required to be made or obtained by VNCI in connection with the execution, delivery, and performance of this Agreement or any of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for consents, approvals, authorizations, declarations, filings and registrations the lack of which would not have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean any event, change or development which has had or could be expected to have, individually or in the aggregate, a material adverse effect, either in the short-term or in the long-term, on the business, results of operations, assets, liabilities or condition (financial or otherwise) of VNCI and the Subsidiaries taken as a whole (including VNCI's or B2B's ability to consummate the transactions contemplated by this Agreement and the Transaction Agreements).

         2.4      No Violations.

                  Neither the execution, delivery or performance by VNCI of this Agreement and the Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of VNCI or any Subsidiary; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, lease, license, permit, agreement, commitment, contract or other instrument or obligation to which VNCI or any Subsidiary is a party or by which its respective properties or assets are bound or affected; (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation (each, an "Order") applicable to VNCI or any Subsidiary, or by which its respective properties or assets is bound or affected; or (iv) result in the creation of any liens, charges, pledges, security interests, claims, mortgages, options, rights of first refusal, encumbrances and other prescriptions, restrictions, conditions or covenants or similar rights whatsoever (each, an "Encumbrance").

         2.5      Capitalization; Subsidiaries.

                  (a) The authorized capital stock of VNCI consists solely of 90,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock (the "Preferred Stock"). Schedule 2.5(a) sets forth (i) the issued and outstanding shares of capital stock of VNCI as of the date hereof, and
(ii) the issued and outstanding shares of capital stock of VNCI after giving effect to the transactions contemplated hereby and the Related Transactions. No other class of capital stock of VNCI is authorized or outstanding and there are no securities convertible into or exchangeable for any shares of its capital stock. All of the outstanding shares of capital stock of VNCI have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive or similar rights. Except as set forth on Schedule 2.5(a), there are no (i) warrants, options, agreements, calls, conversion rights, exchange rights, preemptive rights or other rights or commitments or understandings which call for the issuance, sale, pledge or other disposition of any shares of capital stock of VNCI or any securities convertible into or other rights to acquire, any shares of capital stock of VNCI or obligate VNCI to grant, offer or enter into any of the foregoing; or (ii) bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote, issued or outstanding. Schedule 2.5(a) sets forth each holder of any of the securities listed in the immediately preceding sentence and the amounts of such securities held. Except as set forth on Schedule 2.5(a), none of the outstanding shares of capital stock of VNCI is subject to any voting trust, transfer restrictions or other similar arrangements that relates to the voting or control of such capital stock or partnership interests or rights. Upon the Closing, Moneyline will be the sole owner of all right, title and interest in (i) the Moneyline Shares and (ii) warrants for 11,250,000 shares of Common Stock on the terms set forth in the Warrant Agreement.

                  (b) Except as set forth on Schedule 2.5(b) hereto, all of the outstanding shares of capital stock or any other ownership interests of each of the Subsidiaries are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights and are owned, directly or indirectly, by VNCI, free and clear of all Encumbrances. There is no subscription, option, warrant, call, right agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by VNCI or the Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock or partnership interests or any other ownership interests of the Subsidiaries. Except for the Subsidiaries, VNCI does not have, directly or indirectly, any joint venture, partnership or similar relationship with, or any ownership interest in, any person.

         2.6      Intellectual Property.

                  (a) As used in this Agreement, the term "Intellectual Property" means the following items that are held for use or used in the businesses of VNCI and the Subsidiaries as conducted as of the date hereof or as presently contemplated to be conducted and any licenses to use any of the following: all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill, registrations and applications relating to the foregoing, and any material unregistered trademarks or service marks (collectively, "Trademarks"); patents, patent applications and any continuations, divisionals, continuations-in-part, renewals, reissues for any of the foregoing (collectively, "Patents"); copyrights (including registrations and applications for any of the foregoing and material common law or unregistered copyrights) (collectively, "Copyrights"); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site (collectively, "Software"); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets").

                  (b) Schedule 2.6(b) sets forth, with respect to all Intellectual Property owned or licensed by VNCI and the Subsidiaries, a complete and accurate list, of all U.S. and foreign: (i) Patents; (ii) Trademarks (including Internet domain name registrations); and (iii) Copyrights.

                  (c) Schedule 2.6(c) lists all contracts for Software (other than readily available commercial Software programs having an acquisition price of less than $1,000) that is licensed, leased or otherwise used by any of VNCI or the Subsidiaries (collectively, "Third Party Software"), and all Software that is owned by any of VNCI or the Subsidiaries (collectively, "Proprietary Software"), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

                  (d) Schedule 2.6(d) sets forth a complete and accurate list of all agreements granting, obtaining, or restricting any rights to use or to practice any rights under any Intellectual Property to which any of VNCI or the Subsidiaries (as applicable) is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, agreements for Third Party Software, agreements for Proprietary Software, other license agreements, settlement agreements and covenants not to sue (collectively, "License Agreements"). No royalties, honoraria or other fees are payable by any of VNCI or the Subsidiaries to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements. VNCI and the Subsidiaries have not licensed or sublicensed any of their rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements.

                  (e) Except as set forth on Schedule 2.6(e), VNCI and the Subsidiaries own or have the right to use all Intellectual Property, free and clear of all Encumbrances, and each of VNCI and the Subsidiaries (as applicable) are listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed in Schedule 2.6(b).

                  (f) Except as set forth on Schedule 2.6(f), any Intellectual Property owned or used by any of VNCI or the Subsidiaries has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

                  (g) Except as set forth on Schedule 2.6(g), there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority, in any jurisdiction, and none of VNCI or the Subsidiaries has received written notice regarding any of the foregoing, involving: (i) the Intellectual Property owned by any of VNCI or the Subsidiaries, (ii) the Intellectual Property licensed to any of VNCI or the Subsidiaries, (A) alleging that the activities or the conduct of the businesses of VNCI and the Subsidiaries infringe upon, violate, or constitute the unauthorized use of the intellectual property rights of any third party, or (B) challenging the ownership rights of any of VNCI or the Subsidiaries in, or validity, enforceability, and registrability of, any Intellectual Property.

                  (h) No third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by any of VNCI or the Subsidiaries.

                  (i) The License Agreements are valid and binding obligations of VNCI or Subsidiary (as applicable) enforceable in accordance with their respective terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors' rights generally or by general principles of equity, and to VNCI's knowledge there exists no event or condition which will result in a violation or breach of, or constitute a default by any of VNCI or the Subsidiaries or the other party thereto, under any such License Agreement. VNCI will not, as a result of the execution of and delivery of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, be in breach of or suffer any loss of rights under any License Agreement.

                  (j) Each of VNCI and the Subsidiaries takes reasonable measures to protect the confidentiality of Trade Secrets. To VNCI's knowledge, no Trade Secret of any of VNCI or the Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the proprietary interests of VNCI and the Subsidiaries in and to such Trade Secrets.

                  (k) Except as set forth on Schedule 2.6(k), all Proprietary Software set forth on Schedule 2.6(c) was either developed (i) by employees of VNCI and the Subsidiaries within the scope of their employment, or (ii) by independent contractors who have assigned all of their rights to any of VNCI or the Subsidiaries pursuant to a written agreement.

                  (l) To VNCI's knowledge, there is no material defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of VNCI. To VNCI's knowledge, there is no material impediment to any upgrade of any product currently manufactured, distributed or sold by or on behalf of VNCI that VNCI is currently developing.

         2.7      Litigation.

                  Except as set forth on Schedule 2.7, (i) there is no claim, action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation (each, an "Action") pending or, to VNCI's knowledge, threatened, by or against any of VNCI or the Subsidiaries before any court, arbitrator or administrative or governmental body, and (ii) there is no Order of any Governmental Authorities outstanding against any of VNCI or the Subsidiaries. There is no Action pending or threatened against any of VNCI or the Subsidiaries which (i) challenges the transactions contemplated hereby or by the Transaction Agreements; (ii) would prevent or materially interfere with or delay the consummation of the transactions contemplated hereby and by the Transaction Agreements; or
(iii) seeks damages in connection with the transactions contemplated hereby or by any of the Transaction Agreements.

         2.8      Customers and Suppliers.

                  Except as set forth on Schedule 2.8, none of VNCI or the Subsidiaries has received any notice that any current customer or supplier of any of VNCI or the Subsidiaries will terminate or adversely and materially modify its business relationship with VNCI or such Subsidiary.
Schedule 2.8 sets forth a complete and correct list of the ten (10) largest customers (by net sales) and five (5) largest suppliers (by dollar volume) of VNCI for the fiscal year ended December 31, 2001.

         2.9      Financial Statements.

                  VNCI has delivered to Moneyline true, correct and complete copies of the unaudited consolidated financial statements of VNCI as of and for the 12-month period ended December 31, 2001 and the three month period ended March 31, 2002 (collectively, the "Financial Statements"). The Financial Statements (including the footnotes thereto) present fairly in all material respects the financial position of VNCI and the Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended, in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the period.

         2.10     Reports.

                  Other than VNCI's Form 10-K for the period ending December 31, 2001, the filings required to be made by VNCI and its Subsidiaries since December 31, 1998 under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been filed with the Securities and Exchange Commission (the "SEC") including all forms, statements, reports, all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. "VNCI SEC Reports" shall mean each report, schedule, registration statement and definitive proxy statement filed with the SEC by VNCI pursuant to the requirements of the Securities Act or Exchange Act since December 31, 1998 (as such documents have since the time of their filing been amended). As of their respective dates, the VNCI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. True, accurate and complete copies of the Articles of Incorporation and by-laws of VNCI, as in effect on the date hereof, are included (or incorporated by reference) in the VNCI SEC Reports.

         2.11     Absence of Certain Changes.

                  Since December 31, 2001, other than as disclosed in
Schedule 2.11 or the VNCI SEC Reports, VNCI has conducted its business in the ordinary and usual course and consistent with past practice, and has not: (i) entered into or terminated any material transaction, contract or commitment which is not in the ordinary course of business and consistent with past practice; (ii) incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any indebtedness or any other liability, including purchase money indebtedness, except trade or business obligations or indebtedness incurred in the ordinary course of business and consistent with past practice or compromised, settled or otherwise discharged any audit or claim with respect to Taxes in the aggregate not in excess of $10,000; (iii) authorized, issued, pledged or otherwise encumbered or sold any shares of its capital stock, or issued, sold or created any securities convertible into, or options or other rights with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock; (iv) declared, set aside, paid or made any dividend or other distribution with respect to its capital stock, whether payable in cash, stock or property, or redeemed any shares of capital stock; (v) suffered any damage, destruction or other casualty or loss (whether or not covered by insurance); (vi) increased the compensation payable or to become payable by VNCI to any of its officers or employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by VNCI, for or with any such officers or employees; (vii) acquired or disposed of any substantial assets; (viii) changed its certificate of incorporation or by-laws or similar documents; (ix) made any change in a Tax or financial accounting practice or made or changed any Tax election except as required by GAAP or applicable Law; (x) suffered a Material Adverse Effect or the occurrence of any event or circumstances that would be reasonably likely to result in a Material Adverse Effect; or (xi) entered into an agreement to do, or which would result in, any of the foregoing.

         2.12     Liabilities.

                  (a) Schedule 2.12(a) sets forth all material liabilities of VNCI and the Subsidiaries, whether accrued, contingent, absolute, determined, indeterminable or otherwise, which have been created since December 31, 2001.

                  (b) Set forth on Schedule 2.12(b) is a list of all indebtedness of VNCI which will be outstanding after the closing.

         2.13     Compliance with Laws; Permits.

                  (a) Each of VNCI and the Subsidiaries is not in violation in any material respect of any Orders and has complied in all material respects with all applicable laws, statutes, regulations or other requirements (collectively, "Laws") of any Governmental Authority.

                  (b) Each of VNCI, the Subsidiaries and their respective employees has all material licenses, franchises, permits and authorizations of any Governmental Authority as are material or necessary for the lawful conduct of the business of VNCI and the Subsidiaries (collectively, "Permits"), and such Permits are in full force and effect. None of VNCI, the Subsidiaries or any of such employees has received any notice of revocation of, or default under, any Permits.

         2.14     Tax Matters.

                  (a) Except as set forth on Schedule 2.14(a):

                        (i) Each of VNCI and the Subsidiaries has (i) timely filed all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) paid in full all material Taxes required to be paid by it, and (iii) established in its most recent Financial Statements reserves that are adequate, in accordance with GAAP, for the payment of any Taxes not yet due and payable or which are being contested in good faith. Schedule 2.14(a)(i) sets forth all Taxes which are being contested in good faith. Since the date of VNCI's most recent Financial Statements, none of VNCI or the Subsidiaries has incurred any liability for material Taxes other than in the ordinary course of business consistent with past practice;

                        (ii) There are no Encumbrances for material Taxes upon any assets of any of VNCI or the Subsidiaries, except statutory Encumbrances for Taxes not yet due and payable;

                        (iii) No deficiency for any Taxes has been proposed in writing, asserted in writing or assessed in writing by any Tax authority against any of VNCI or any of the Subsidiaries that has not been resolved and paid in full. No waiver, extension or comparable consent given by any of VNCI or any of the Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any written request for any such waiver or consent pending;

                        (iv) Each of VNCI and the Subsidiaries has complied with all applicable Laws relating to the withholding of material Taxes and has timely withheld and paid over to the relevant Tax authority all material amounts required to be so withheld and paid over for all periods under all applicable Laws, including withholding in connection with payments to employees, independent contractors, creditors, stockholders, partners or other third parties;

                        (v) None of VNCI or the Subsidiaries has granted any power of attorney which is currently in force with respect to Taxes or Tax Returns;

                        (vi) None of VNCI or the Subsidiaries has been a member of any federal, state, local or foreign consolidated, unitary, combined or similar group other than a group with VNCI as its common parent;

                        (vii) To the knowledge of VNCI and its
Subsidiaries, there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of any of VNCI or any of the Subsidiaries now pending, and none of VNCI or any of the Subsidiaries has received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns;

                        (viii) None of VNCI or the Subsidiaries has agreed or is required to make any adjustments under section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar provision of state, local and foreign Law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations, including all valid extensions thereof, has not yet expired;

                        (ix) None of VNCI or the Subsidiaries has received a ruling from any Tax authority. No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to any of VNCI or a Subsidiary;

                        (x) None of VNCI or the Subsidiaries has filed a consent pursuant to section 341(f) of the Code (or any predecessor provision) or has agreed to have section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in section 341(f)(4) of the Code) owned by any of VNCI or the Subsidiaries;

                        (xi) No jurisdiction where any of VNCI or the Subsidiaries does not file a Tax Return has made a written claim that any of VNCI or the Subsidiaries is required to file a Tax Return for such jurisdiction;

                        (xii) Other than the Transaction Agreements, none of VNCI or the Subsidiaries (i) is a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement or (ii) has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement;

                        (xiii) Each of the Subsidiaries is a "United States person" (as defined under section 7701(a)(30) of the Code); and

                  (b) Other than any Tax Returns which have not yet been required to be filed, each of VNCI and the Subsidiaries has made available to Moneyline true and correct copies of the United States federal income Tax Return and any state, local or foreign Tax Return for any jurisdiction that represents five percent (5%) or more of the taxable income of VNCI and the Subsidiaries as filed by any of VNCI or the Subsidiaries for each of the taxable years ended December 31, 2000, 1999 and 1998.

                  (c) VNCI and the Subsidiaries have previously delivered or made available to Moneyline complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any Tax authority relating to the United States federal, state, local or foreign Taxes due from or with respect to any of VNCI or the Subsidiaries, and (ii) any closing agreements entered into by any of VNCI or the Subsidiaries with any Tax authority in each case existing on the date hereof. Each of VNCI and the Subsidiaries will deliver to Moneyline all materials with respect to the foregoing for all matters arising after the date hereof.

                  (d) As used in this Agreement, (i) "Tax" or "Taxes" means
(x) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         2.15     Affiliated Transactions.

                  (a) Except as set forth on Schedule 2.15(a) or in the SEC Reports, no officer, director, or employee of any of VNCI or the Subsidiaries, or a relative, spouse (or relative of such spouse), director, officer, stockholder or affiliate of the foregoing:

                        (i) has any direct or indirect financial interest in any competitor, supplier or customer of any of VNCI or the Subsidiaries; provided, however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

                        (ii) owns, directly or indirectly, in whole or in part, or has any interest in any tangible or intangible property which any of VNCI or the Subsidiaries uses or has used in the conduct of the business of VNCI and the Subsidiaries or otherwise; or

                        (iii) has borrowed money or other property of any of VNCI or the Subsidiaries.

                  (b) Except as set forth on Schedule 2.15(b), VNCI and the Subsidiaries have no liabilities, debts or any other obligation of any nature whatsoever to any of Moneyline or EBC or any officer, director or employee of any of VNCI or the Subsidiaries or to any relative, spouse (or relative of such spouse), stockholder, director, officer or affiliate of any of the foregoing, other than, in the case of any such officer or employee of a VNCI or Subsidiary, in respect of accrued wages, the reimbursement of expenses and the extension of benefits to such person made in the ordinary course of business consistent with past practice.

         2.16     Employees, Employee Benefit Plans; ERISA.

                  (a) Except as set forth on Schedule 2.16(a), there is no
(i) collective bargaining agreement or any other agreement with any labor organization to which any of VNCI or the Subsidiaries is a party applicable to the employees of any of VNCI or the Subsidiaries; (ii) unfair labor practice complaint or charge pending or threatened against any of VNCI or the Subsidiaries before the National Labor Relations Board or any other federal, state, local or foreign agency; (iii) pending or, to VNCI's knowledge, threatened strike, slowdown, work stoppage, lockout or other collective labor action by or with respect to any employees of any of VNCI or the Subsidiaries; (iv) grievance, unfair dismissal or arbitration proceeding pending against any of VNCI or the Subsidiaries; (v) pending, or to VNCI's knowledge, threatened complaint, charge, lawsuit or other proceeding against any of VNCI or the Subsidiaries by employees of any of VNCI or the Subsidiaries alleging discrimination, (vi) pending or, to VNCI's knowledge, threatened representation question or union organizing activities with respect to any employees of any of VNCI or the Subsidiaries; (vii) pending or, to VNCI's knowledge, threatened notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws, including, but not limited to, occupational safety and health, to conduct an investigation and no such investigation is in progress with respect to any employees of any of VNCI or the Subsidiaries; (viii) complaint, charge, lawsuit or other proceeding pending or, to VNCI's knowledge, threatened in any forum by or on behalf of any present or former employee of any of VNCI or the Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct concerning the employment relationship; and (ix) written personnel policy, rule or procedure applicable to employees of any of VNCI or the Subsidiaries, other than those set forth on Schedule 2.16(a). VNCI and the Subsidiaries are, and since January 1, 1998 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health.

                  (b) VNCI and the Subsidiaries have at all times properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable. There is no action, suit or investigation pending or threatened against any of VNCI or the Subsidiaries by any person challenging or questioning the classification by any of VNCI or the Subsidiaries of any person as an independent contractor, including any claim for unpaid benefits, for or on behalf of, any such persons.

                  (c) Within the 12 months preceding the date of this Agreement, there has not been (i) a "plant closing" (as defined in the Worker Adjustment and Restraining Notification Act (the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of VNCI or the Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any of VNCI or the Subsidiaries; nor have any of VNCI or the Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as set forth on Schedule 2.16(c), the employees of VNCI and the Subsidiaries have not suffered an "employment loss" (as defined in the WARN
Act) since six (6) months prior to the date of this Agreement.

                  (d) Schedule 2.16(d) contains a true and complete list of
(i) each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA); (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination or severance agreement; and (v) each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any of VNCI, any of the Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate), that together with VNCI would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which any of VNCI, any of the Subsidiaries, or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of any of VNCI or the Subsidiaries (each, a "Plan"). No Plan is subject to Section 302 or Title IV of ERISA or section 412 of the Code and none of VNCI, any of the Subsidiaries, or any ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to any such plan within the past six (6) years prior to the date hereof. None of VNCI, any of the Subsidiaries or any ERISA Affiliate has any formal plan or commitment to (i) create any additional Plan, or (ii) materially modify or change any existing Plan. No Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (e) True and complete copies of the following documents relating to each Plan, where applicable, have been delivered or made available to Moneyline: (i) the Plan document, including all amendments thereto; (ii) the most recent summary plan description required under ERISA with respect thereto, summary of material modifications and all material employee communications relating to such Plan; (iii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two (2) years; (iv) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last two (2) years; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of the Code.

                  (f) No liability under Title IV of ERISA has been incurred by any of VNCI or the Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to any VNCI or Subsidiary or any ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due.

                  (g) There are no pending or, to VNCI's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against, any of the Plans or any trust related thereto.

                  (h) None of VNCI, any of the Subsidiaries, any of the Plans, any trust created thereunder or any trustee, fiduciary or administrator thereof have engaged in a transaction or have taken or failed to take any action in connection with which any of the Plans, any such trust, any trustee, fiduciary or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax (as defined below) imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (i) Each of the Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. All contributions that are required to be made to the Plans have been timely made or have been properly accrued.

                  (j) Each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and no circumstances exist that could result in the disqualification of such Plan and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each Plan intended to satisfy the requirements of section 501(c)(9) has satisfied such requirements.

                  (k) Except as set forth in Schedule 2.16(k), the consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any of VNCI, any of the Subsidiaries, or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (l) No amounts payable under the Plans or any other agreement or arrangement to which any of VNCI or the Subsidiaries is a party will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                  (m) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary)). No condition exists that would prevent any of VNCI or the Subsidiaries from amending or terminating any Plan providing health or medical benefits in respect of any active or former employee of any of VNCI or the Subsidiaries.

                  (n) Except as set forth on Schedule 2.16(n), none of VNCI or any of the Subsidiaries is a party to (i) any employee benefit arrangements which contain "change of control," retention bonus or similar provisions, (ii) any severance agreements, arrangements or understandings with employees of any of VNCI or the Subsidiaries, or (iii) any oral or written employment contracts or agreements.

                  (o) At the Closing Date, those employees of VNCI set forth in Schedule 2.16(o) shall hold options to purchase shares of Common Stock in the amount, and at such price, as set forth opposite their name in
Schedule 2.16(o).

                  (p) Except as set forth on Schedule 2.16(p), as of the Closing Date, no equity-based awards, other than options to purchase Common Stock, have been granted under any of the Plans.

                  (q) As of the Closing Date, no Plan, other than the VNCI 1999 Stock Incentive Plan, allows for the granting of options to purchase Common Stock. Each Plan, other than the VNCI 1999 Stock Incentive Plan, that previously allowed for the granting of options to purchase Common Stock has been terminated except with respect to option grants made prior to such terminations.

         2.17     Contracts.

                  (a) Except as set forth in Schedule 2.17(a), VNCI, or any Subsidiary, is not a party to, or bound by, any (i) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money, in excess of $10,000; (ii) license or distribution agreement; or (iii) agreements, commitments, purchase orders, or contracts, to which VNCI or a Subsidiary is a party or to which VNCI or a Subsidiary is bound (any of (i), (ii) or (iii), a "Contract") which (x) involve the annual payment or receipt by or to VNCI or a Subsidiary, of more than $10,000, (y) are not cancelable by VNCI or a Subsidiary on less than sixty
(60) days' notice, or (z) otherwise materially affect the business of VNCI or a Subsidiary (including all non-competition and management agreements and arrangements) (collectively, the "Material Contracts"). Each of the Material Contracts is a legal, valid and binding obligation of VNCI or a Subsidiary, as applicable, enforceable by and against it in accordance with its terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors' rights generally or by general principles of equity. There is not, under any of the agreements or other obligations specified in Schedule 2.17(a), any event of default or event which, with notice of lapse of time or both, would constitute an event of default on the part of VNCI or a Subsidiary.

                  (b) Schedule 2.17(b) sets forth all Contracts containing any provision or term relating to (i) a change of control of VNCI, (ii) non-competition obligations of VNCI, (iii) management agreements and arrangements and (iv) agreements to register shares of capital stock of VNCI or other registration rights agreements.

         2.18     Brokers and Finders.

                  Except as set forth on Schedule 2.18, upon the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from VNCI in connection with any of the transactions contemplated by this Agreement and the Transaction Agreements.

         2.19     Books and Records.

                  The books of account, minute books, stock record books, and other records of each of VNCI and the Subsidiaries, all of which have been made available to Moneyline, are complete and correct in all material respects and have been maintained substantially in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of each of VNCI and the Subsidiaries contain accurate and substantially complete records of all meetings held of, and corporate or partnership action taken by, the stockholders and the board of directors (and any committees thereof) (or equivalent bodies) of each of VNCI and the Subsidiaries.

         2.20     Board Approval; State Statutes.

                  (a) The Board of Directors, at a meeting duly called and held, has consented to (i) the sale of the Shares to each of Moneyline and the Investors pursuant to this Agreement and the other transactions contemplated hereby, and (ii) each of the Transaction Agreements and the transactions contemplated thereby, and has not amended, rescinded or modified such consents as of the Closing Date.

                  (b) The Board of Directors has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section) will not apply to the execution of this Agreement, any of the Transaction Agreements and the transactions contemplated hereby and thereby. The execution, delivery and the performance of this Agreement and the Transaction Agreements will not cause to be applicable to VNCI any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

                  (c) No state statute granting appraisal rights to stockholders of VNCI is applicable to this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

         2.21     Representations and Warranties by VNCI in Transaction
                  Agreements.

                  The representations and warranties made by VNCI in each of the Transaction Agreements shall be true and correct, in each case as of the date of such Transaction Agreement and as of the Closing Date as if made at and as of such date.

         2.22     Full Disclosure.

                  The information furnished by VNCI and the Subsidiaries to Moneyline in connection with this Agreement and the Transaction Agreements does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not false or misleading.


ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF B2B.

                  B2B hereby represents and warrants to Moneyline, as of the date hereof, the following:

         3.1      Corporate Organization.

                  B2B is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now being conducted. B2B is duly qualified or licensed and in good standing as a foreign corporation, authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except where non-qualification would not be a B2B Material Adverse Effect (as defined in Section 3.3 hereof). Schedule 3.1 sets forth a complete and correct list of all jurisdictions in which B2B is qualified or licensed to do business.

         3.2      Due Authorization.

                  B2B has full power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Merger Agreement and to carry out its respective obligations thereunder. The execution and delivery by B2B of this Agreement and the Merger Agreement and the consummation of the transactions contemplated thereby has been duly authorized by all necessary corporate action on the part of B2B. Each of this Agreement and the Merger Agreement has been duly and validly executed and delivered by B2B and constitutes the valid and legally binding obligations of B2B, enforceable against B2B in accordance with their respective terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors' rights generally or by general principles of equity.

         3.3      Consents and Approvals.

                  Except as set forth on Schedule 3.3, no consent, approval, authorization of, declaration, filing, or registration with, any Governmental Authority, is required to be made or obtained by B2B in connection with the execution, delivery, and performance of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, except for (i) consents, approvals, authorizations, declarations, filings and registrations the lack of which would not reasonably be expected to have a B2B Material Adverse Effect (as defined below), (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of Delaware as required by the laws of the State of Delaware, and (iii) the notice, required by Section 262 of the DGCL, to be given to those B2B stockholders whom did not consent to the Merger Agreement and the Merger. For purposes of this Agreement, a "B2B Material Adverse Effect" shall mean any event, change or development which has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, either in the short-term or in the long-term, on the business, results of operations, assets, liabilities or condition (financial or otherwise) of B2B taken as a whole (including B2B's ability to consummate the transactions contemplated by this Agreement and the Merger Agreement).

         3.4      No Violations.

                  Neither the execution, delivery or performance by B2B of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of B2B; (ii) except as set forth in Schedule 3.4, violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, lease, license, permit, agreement, commitment, contract or other instrument or obligation to which B2B is a party or by which its properties or assets are bound or affected; (iii) violate any Order applicable to B2B, or by which its properties or assets is bound or affected; or (iv) except as set forth in Schedule 3.4, result in the creation of any Encumbrance.

         3.5      Capitalization; Joint Ventures.

                  (a) The authorized capital stock of B2B consists solely of 30,000,000 shares of B2B Common Stock, 1,512,500 shares of B2B Series A Preferred Stock and 2,875,000 shares of B2B Series B Preferred Stock.
Schedule 3.5(a) sets forth the issued and outstanding shares of capital stock of B2B. No other class of capital stock of B2B is authorized or outstanding and there are no securities convertible into or exchangeable for any shares of its capital stock. All of the outstanding shares of capital stock of B2B have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive or similar rights, except as set forth on Schedule 3.5(a). Except as set forth on
Schedule 3.5(a), there are no (i) warrants, options, agreements, calls, conversion rights, exchange rights, preemptive rights or other rights or commitments or understandings which call for the issuance, sale, pledge or other disposition of any shares of capital stock of B2B or any securities convertible into or other rights to acquire, any shares of capital stock of B2B or obligate B2B to grant, offer or enter into any of the foregoing; or
(ii) bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote, issued or outstanding. Except as set forth on Schedule 3.5(a), none of the outstanding shares of capital stock of B2B is subject to any voting trust, transfer restrictions or other similar arrangements that relates to the voting or control of such capital stock or partnership interests or rights. Upon the consummation of the Merger, VNCI will be the sole owner of all right, title and interest in all issued and outstanding shares of capital stock of B2B.

                  (b) Except as set forth on Schedule 3.5(b) hereto, and excluding its relationship with VNCI, B2B does not have, directly or indirectly, any joint venture, partnership or similar relationship with, or any ownership interest in, any person.

         3.6      Intellectual Property.

                  (a) As used in this Agreement, the term "B2B Intellectual Property" means the following items that are held for use or used in the businesses of B2B as conducted as of the date hereof and any licenses to use any of the following: all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill, registrations and applications relating to the foregoing, and any material unregistered trademarks or service marks (collectively, "B2B Trademarks"); patents, patent applications and any continuations, divisionals, continuations-in-part, renewals, reissues for any of the foregoing (collectively, "B2B Patents"); copyrights (including registrations and applications for any of the foregoing and material common law or unregistered copyrights) (collectively, "B2B Copyrights"); computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site (collectively, "B2B Software"); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (collectively, "B2B Trade Secrets").

                  (b) Schedule 3.6(b) sets forth, with respect to all B2B Intellectual Property owned or licensed by B2B, a complete and accurate list, of all U.S. and foreign: (i) B2B Patents; (ii) B2B Trademarks (including Internet domain name registrations); and (iii) B2B Copyrights.

                  (c) Schedule 3.6(c) lists all contracts for B2B Software (other than readily available commercial B2B Software programs having an acquisition price of less than $1,000) that is licensed, leased or otherwise used by B2B (collectively, "B2B Third Party Software"), and all B2B Software that is owned by any of B2B (collectively, "B2B Proprietary Software"), and identifies which B2B Software is owned, licensed, leased, or otherwise used, as the case may be.

                  (d) Schedule 3.6(d) sets forth a complete and accurate list of all agreements granting, obtaining, or restricting any rights to use or to practice any rights under any B2B Intellectual Property to which B2B (as applicable) is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, agreements for B2B Third Party Software, agreements for B2B Proprietary Software, other license agreements, settlement agreements and covenants not to sue (collectively, "B2B License Agreements"). No royalties, honoraria or other fees are payable by B2B to any third parties for the use of or right to use any B2B Intellectual Property except pursuant to the B2B License Agreements. B2B has not licensed or sublicensed any of its rights in any B2B Intellectual Property, or received or been granted any such rights, other than pursuant to the B2B License Agreements.

                  (e) Except as set forth on Schedule 3.6(e), B2B owns or have the right to use all B2B Intellectual Property, free and clear of all Encumbrances, and B2B is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed in Schedule 3.6(b).

                  (f) Any B2B Intellectual Property owned or used by B2B has been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

                  (g) There is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority, in any jurisdiction, and B2B has not received written notice regarding any of the foregoing, involving:
(i) the B2B Intellectual Property owned by B2B (ii) the B2B Intellectual Property licensed to B2B, (A) alleging that the activities or the conduct of the businesses of B2B infringe upon, violate, or constitute the unauthorized use of the intellectual property rights of any third party, or
(B) challenging the ownership rights of B2B in, or validity, enforceability, and registrability of, any B2B Intellectual Property.

                  (h) No third party is misappropriating, infringing, diluting or violating any B2B Intellectual Property owned by B2B.

                  (i) The B2B License Agreements are valid and binding obligations of B2B enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors' rights generally or by general principles of equity, and to B2B's knowledge there exists no event or condition which will result in a violation or breach of, or constitute a default by B2B or the other party thereto, under any such B2B License Agreement. B2B will not, as a result of the execution of and delivery of this Agreement and Merger Agreement and the transactions contemplated hereby and thereby, be in breach of or suffer any loss of rights under any B2B License Agreement.

                  (j) B2B takes reasonable measures to protect the confidentiality of B2B Trade Secrets. To B2B's knowledge, no Trade Secret of B2B has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the proprietary interests of B2B in and to such B2B Trade Secrets.

                  (k) Except as set forth on Schedule 3.6(k), all B2B Proprietary Software set forth on Schedule 3.6(c) was either developed (i) by employees of B2B within the scope of their employment, or (ii) by independent contractors who have assigned all of their rights to B2B pursuant to a written agreement.

                  (l) To B2B's knowledge, there is no material defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of B2B. To B2B's knowledge, there is no material impediment to any upgrade of any product currently manufactured, distributed or sold by or on behalf of B2B that B2B is currently developing.

         3.7      Litigation.

                  Except as set forth on Schedule 3.7, (i) there is no Action pending or, to B2B's knowledge, threatened, by or against B2B before any court, arbitrator or administrative or governmental body, and (ii) there is no Order of any Governmental Authorities outstanding against B2B. There is no Action pending or, to B2B's knowledge, threatened against B2B which (i) challenges the transactions contemplated by this Agreement or the Merger Agreement; (ii) would prevent or materially interfere with or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement; or (iii) seeks damages in connection with the transactions contemplated by this Agreement or the Merger Agreement.

         3.8      Customers and Suppliers.

                  Except as set forth on Schedule 3.8, B2B has not received any notice that any current customer or supplier of B2B will terminate or adversely and materially modify its business relationship with B2B.
Schedule 3.8 sets forth a complete and correct list of the ten (10) largest customers (by net sales) and five (5) largest suppliers (by dollar volume) of B2B for the fiscal year ended December 31, 2001.

         3.9      Financial Statements.

                  (a) B2B has delivered to Moneyline true, correct and complete copies of the unaudited consolidated financial statements of B2B as of and for the 12-month periods ended December 31, 2001, December 31, 2000 and December 31, 1999 and the three month period ending March 31, 2002 (collectively, the " B2B Financial Statements"). The B2B Financial Statements (including the footnotes and schedules thereto) present fairly in all material respects the financial position of B2B as of the dates thereof and its results of operations and cash flows for the periods then ended, in accordance with GAAP throughout the period.

         3.10     Absence of Certain Changes.

                  Since March 31, 2002, other than as disclosed in Schedule 3.10, B2B has conducted its business in the ordinary and usual course and consistent with past practice, and has not: (i) entered into or terminated any material transaction, contract or commitment which is not in the ordinary course of business and consistent with past practice; (ii) incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any indebtedness or any other liability, including purchase money indebtedness, except trade or business obligations or indebtedness incurred in the ordinary course of business and consistent with past practice or compromised, settled or otherwise discharged any audit or claim with respect to Taxes in the aggregate not in excess of $10,000; (iii) authorized, issued, pledged or otherwise encumbered or sold any shares of its capital stock, or issued, sold or created any securities convertible into, or options or other rights with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock;
(iv) declared, set aside, paid or made any dividend or other distribution with respect to its capital stock, whether payable in cash, stock or property, or redeemed any shares of capital stock; (v) suffered any damage, destruction or other casualty or loss (whether or not covered by insurance); (vi) increased the compensation payable or to become payable by B2B to any of its officers or employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by B2B, for or with any such officers or employees; (vii) acquired or disposed of any substantial assets; (viii) changed its certificate of incorporation or by-laws or similar documents; (ix) made any change in a Tax or financial accounting practice or made or changed any Tax election except as required by GAAP or applicable Law; (x) suffered a B2B Material Adverse Effect or the occurrence of any event or circumstances that would be reasonably likely to result in a B2B Material Adverse Effect; or (xi) entered into an agreement to do any of the foregoing.

         3.11     Liabilities.

                  (a) Schedule 3.11(a) sets forth all material liabilities of B2B, whether accrued, contingent, absolute, determined, indeterminable or otherwise, which have been created since March 31, 2002.

                  (b) Set forth on Schedule 3.11(b) is a list of all indebtedness, for money borrowed, of B2B which will be outstanding after the Closing.

         3.12     Compliance with Laws; Permits.

                  (a) B2B is not in violation in any material respect of any Orders and has complied in all material respects with all applicable Laws of any Governmental Authority.

                  (b) B2B and its employees has all material Permits, and such Permits are in full force and effect. Neither B2B nor any of such employees has received any notice of revocation of, or default under, any Permits.

         3.13     Tax Matters.

                  (a) Except as set forth on Schedule 3.13(a):

                        (i) B2B has (i) timely filed all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) paid in full all material Taxes required to be paid by it, and (iii) established in its most recent B2B Financial Statement reserves that are adequate for the payment of any Taxes not yet due and payable or which are being contested in good faith. Since the date of B2B 's most recent B2B Financial Statement, B2B has not incurred any liability for material Taxes other than in the ordinary course of business consistent with past practice;

                        (ii) There are no Encumbrances for material Taxes upon any assets of B2B, except statutory Encumbrances for Taxes not yet due and payable;

                        (iii) No deficiency for any Taxes has been proposed in writing, asserted in writing or assessed in writing by any Tax authority against B2B that has not been resolved and paid in full. No waiver, extension or comparable consent given by B2B regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any written request for any such waiver or consent pending;

                        (iv) B2B has complied with all applicable Laws relating to the withholding of material Taxes and has timely withheld and paid over to the relevant Tax authority all material amounts required to be so withheld and paid over for all periods under all applicable Laws, including withholding in connection with payments to employees, independent contractors, creditors, stockholders, partners or other third parties;

                        (v) B2B has not granted any power of attorney which is currently in force with respect to Taxes or Tax Returns;

                        (vi) B2B has not been a member of any federal, state, local or foreign consolidated, unitary, combined or similar group other than a group with B2B as its common parent;

                        (vii) To the knowledge of B2B, there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of B2B now pending, and B2B has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns;

                        (viii) B2B has not agreed or is required to make any adjustments under section 481(a) of the Code (or any similar provision of state, local and foreign Law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations, including all valid extensions thereof, has not yet expired;

                        (ix) B2B has not received a ruling from any Tax authority. No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to B2B;

                        (x) B2B has not filed a consent pursuant to section 341(f) of the Code (or any predecessor provision) or has agreed to have section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in section 341(f)(4) of the Code) owned by B2B;

                        (xi) No jurisdiction where B2B does not file a Tax Return has made a written claim that B2B is required to file a Tax Return for such jurisdiction;

                        (xii) Other than the Transaction Agreements, B2B
(i) is not a party to, is not bound by and does not have any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement and (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement;

                  (b) Other than any Tax Returns which have not yet been required to be filed, B2B has made available to Moneyline true and correct copies of the United States federal income Tax Return and any state, local or foreign Tax Return for any jurisdiction that represents five percent (5%) or more of the taxable income of B2B as filed by B2B for each of the taxable years ended December 31, 2000, 1999 and 1998.

                  (c) B2B has previously delivered or made available to Moneyline complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any Tax authority relating to the United States federal, state, local or foreign Taxes due from or with respect to B2B, and (ii) any closing agreements entered into by B2B with any Tax authority in each case existing on the date hereof.

          3.14     Affiliated Transactions.

                  (a) Except as set forth on Schedule 3.14(a), no officer, director, or employee of B2B, or a relative, spouse (or relative of such spouse), director, officer, stockholder or affiliate of the foregoing:

                        (i) has any direct or indirect financial interest in any competitor, supplier or customer of B2B, other than VNCI; provided, however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

                        (ii) owns, directly or indirectly, in whole or in part, or has any interest in any tangible or intangible property which B2B uses or has used in the conduct of the business of B2B or otherwise; or

                        (iii) has borrowed money or other property of B2B.

                  (b) Except as set forth on Schedule 3.14(b), B2B has no liabilities, debts or any other obligation of any nature whatsoever to any of Moneyline or any officer, director or employee of B2B or to any relative, spouse (or relative of such spouse), stockholder, director, officer or affiliate of any of the foregoing, other than, in the case of any such officer or employee of B2B, in respect of accrued wages, the reimbursement of expenses and the extension of benefits to such person made in the ordinary course of business consistent with past practice.

          3.15     Employees, Employee Benefit Plans; ERISA.

                  (a) Except as set forth on Schedule 3.15(a), there is no
(i) collective bargaining agreement or any other agreement with any labor organization to which B2B is a party applicable to the employees of B2B;
(ii) unfair labor practice complaint or charge pending or, to B2B's knowledge, threatened against B2B before the National Labor Relations Board or any other federal, state, local or foreign agency; (iii) pending or, to B2B's knowledge, threatened strike, slowdown, work stoppage, lockout or other collective labor action by or with respect to any employees of B2B;
(iv) grievance, unfair dismissal or arbitration proceeding pending against B2B; (v) pending or, to B2B's knowledge, threatened complaint, charge, lawsuit or other proceeding against B2B by employees of B2B alleging discrimination, (vi) pending or, to B2B's knowledge, threatened representation question or union organizing activities with respect to any employees of B2B; (vii) pending or, to B2B's knowledge, threatened notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws, including, but not limited to, occupational safety and health, to conduct an investigation and no such investigation is in progress with respect to any employees of B2B; (viii) complaint, charge, lawsuit or other proceeding pending or, to B2B's knowledge, threatened in any forum by or on behalf of any present or former employee of B2B, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct concerning the employment relationship; and
(ix) material written personnel policy, rule or procedure applicable to employees of B2B, other than those set forth on Schedule 3.15(a). B2B is, and since December 1, 1999 has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health.

                  (b) B2B has at all times properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable. There is no action, suit or investigation pending or, to the knowledge of B2B, threatened against B2B by any person challenging or questioning the classification by B2B of any person as an independent contractor, including any claim for unpaid benefits, for or on behalf of, any such persons.

                  (c) Within the 12 months preceding the date of this Agreement, there has not been (i) a "plant closing" (as defined in the WARN
ACT) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of B2B; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of B2B; nor has B2B been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as set forth on Schedule 3.15(c), the employees of B2B have not suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date of this Agreement.

                  (d) Schedule 3.15(d) contains a true and complete list of
(i) each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA; (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination or severance agreement; and (v) each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by B2B or by any trade or business, whether or not incorporated (a "B2B ERISA Affiliate"), that together with B2B would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which B2B or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of B2B (each, a "B2B Plan"). No B2B Plan is subject to Section 302 or Title IV of ERISA or section 412 of the Code and none of B2B or any B2B ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to any such plan within the past six (6) years prior to the date hereof. None of B2B or any B2B ERISA Affiliate has any formal plan or commitment to (i) create any additional B2B Plan, or (ii) materially modify or change any existing B2B Plan. No B2B Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  (e) True and complete copies of the following documents relating to each B2B Plan, where applicable, have been delivered or made available to Moneyline: (i) the B2B Plan document, including all amendments thereto; (ii) the most recent summary plan description required under ERISA with respect thereto, summary of material modifications and all material employee communications relating to such B2B Plan; (iii) a copy of the annual report, if required under ERISA, with respect to each such B2B Plan for the last two (2) years; (iv) a copy of the actuarial report, if required under ERISA, with respect to each such B2B Plan for the last two
(2) years; (v) if the B2B Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and
(vi) the most recent determination letter received from the Internal Revenue Service with respect to each B2B Plan that is intended to be qualified under section 401 of the Code.

                  (f) No liability under Title IV of ERISA has been incurred by B2B or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to any of B2B or any B2B ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due.

                  (g) There are no pending or, to B2B's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against, any of the B2B Plans or any trust related thereto.

                  (h) None of B2B, any of the B2B Plans, any trust created thereunder or any trustee, fiduciary or administrator thereof have engaged in a transaction or have taken or failed to take any action in connection with which any of the B2B Plans, any such trust, any trustee, fiduciary or administrator thereof, or any party dealing with the B2B Plans or any such trust could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a Tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (i) Each of the B2B Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. All contributions that are required to be made to the B2B Plans have been timely made or have been properly accrued.

                  (j) Each of the B2B Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and no circumstances exist that could result in the disqualification of such B2B Plan and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each B2B Plan intended to satisfy the requirements of section 501(c)(9) has satisfied such requirements.

                  (k) Except as set forth on Schedule 3.15(k), the consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any of B2B or any B2B ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (l) No amounts payable under the B2B Plans or any other agreement or arrangement to which B2B is a party will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                  (m) No B2B Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary)). No condition exists that would prevent B2B from amending or terminating any B2B Plan providing health or medical benefits in respect of any active or former employee of B2B.

                  (n) Except as set forth on Schedule 3.15(n), B2B is not a party to (i) any employee benefit arrangements which contain "change of control," retention bonus or similar provisions, (ii) any severance agreements, arrangements or understandings with employees of B2B, or (iii) any oral or written employment contracts or agreements.

                  (o) At the Closing Date, those employees of B2B set forth in Schedule 3.15(o) shall hold options to purchase shares of Common Stock in the amount, and at such price, set forth opposite their name in Schedule 3.15(o).

          3.16     Contracts.

                  (a) Except as set forth in Schedule 3.16(a), B2B is not a party to, or bound by, any (i) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money, in excess of $10,000; (ii) license or distribution agreement; or
(iii) agreements, commitments, purchase orders, or contracts, to which B2B is a party or to which B2B is bound (any of (i), (ii) or (iii), a ("B2B Contract") which (i) involve the annual payment or receipt by or to B2B, of more than $10,000, (ii) are not cancelable by B2B on less than sixty (60) days' notice, or (iii) otherwise materially affect the business of B2B (including all non-competition and management agreements and arrangements) (collectively, the " B2B Material Contracts"). Each of the B2B Material Contracts is a legal, valid and binding obligation of B2B, enforceable by and against it in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, or other laws affecting creditors' rights generally or by general principles of equity. There is not, under any of the agreements or other obligations specified in Schedule 3.16(a), any event of default or event which, with notice of lapse of time or both, would constitute an event of default on the part of B2B.

                  (b) Schedule 3.16(b) sets forth all B2B Contracts containing any provision or term relating to (i) a change of control of B2B, (ii) non-competition obligations of B2B, (iii) management agreements and arrangements and (iv) agreements to register shares of capital stock of B2B or other registration rights agreements.

          3.17     Brokers and Finders.

                  Except as set forth on Schedule 3.17, upon the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from B2B in connection with any of the transactions contemplated by this Agreement and the Transaction Agreements.

          3.18     Books and Records.

                  The books of account, minute books, stock record books, and other records of B2B, all of which have been made available to Moneyline, are complete and correct in all material respects and have been maintained substantially in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of B2B contain accurate and substantially complete records of all meetings held of, and corporate or partnership action taken by, the stockholders and the board of directors (and any committees thereof) (or equivalent bodies) of B2B.

          3.19     Approvals; State Statutes.

                  (a) The B2B Board of Directors, at a meeting duly called and held, has consented to the Merger and other transactions and matters contemplated by this Agreement and the Merger Agreement, and has not amended, rescinded or modified such consents as of the Closing Date. The Merger Agreement has been approved by a vote of at least 95% of each class of capital stock of B2B entitled to vote on the Merger and Schedule 3.19(a) sets forth the votes of each class of B2B capital stock in favor of the Merger.

                  (b) The Board of Directors has taken all actions necessary or advisable so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section) will not apply to the execution of this Agreement, any of the Transaction Agreements and the transactions contemplated hereby and thereby. The execution, delivery and the performance of this Agreement and the Transaction Agreements will not cause to be applicable to B2B any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws.

                  (c) The stockholders of B2B who have voted in favor of the Merger Agreement (i) have duly consented to the Merger and the other transactions and matters contemplated by the Merger Agreement in accordance with Section 228 of the DGCL, and (ii) do not have any appraisal rights pursuant to Section 262 of the DGCL with respect to any shares of the capital stock of B2B.

          3.20     Representations and Warranties by B2B in Merger Agreement.

                  The representations and warranties made by B2B in the Merger Agreement shall be true and correct, as of the date of the Merger Agreement, and as of the Closing Date as if made at and as of such date.

3.21     Full Disclosure.

                  The information furnished by B2B to Moneyline in connection with this Agreement and the Transaction Agreements does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not false or misleading.


ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF MONEYLINE.

                  Moneyline hereby represents and warrants to VNCI, as of the date hereof, the following:

         4.1      Organization.

                  Moneyline is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now being conducted.

         4.2      Authority.

                  Moneyline has full power and authority necessary to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements to which it is a party and to carry out its respective obligations hereunder and thereunder. The execution and delivery by Moneyline of this Agreement and the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by Moneyline has been duly authorized by all necessary action on the part of Moneyline. Moneyline has duly and validly executed and delivered this Agreement and the Transaction Agreements to which it is a party and such agreements constitute the valid and legally binding obligations of Moneyline, enforceable against Moneyline in accordance with their respective terms.

          4.3      Consents; No Violation.

                  Neither the execution, delivery or performance by Moneyline of this Agreement and the Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with or result in a breach of any provision of the certificate of formation or limited liability company agreement of Moneyline; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement, commitment, contract or other instrument or obligation to which Moneyline is a party or by which its respective properties are bound or affected;
(iii) violate any Order applicable to Moneyline or by which its properties is bound or affected; (iv) result in the creation of any material Encumbrance; or (v) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Authority or any other Person on the part of Moneyline.

          4.4      Investment Representation.

                  Moneyline is accepting the Moneyline Shares being acquired by it hereunder for investment purposes only and without any view to distribute, resell or otherwise transfer the same, except in compliance with applicable securities laws.

          4.5      Brokers and Finders.

                  Upon the consummation of the transactions contemplated by this Agreement and the Transaction Agreements, no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Moneyline in connection with any of the transactions contemplated by this Agreement and the Transaction Agreements.

          4.6      Availability of Funds.

                  Moneyline has available sufficient funds to pay the Moneyline Consideration.


ARTICLE 5.        COVENANTS.

          5.1      Public Announcements.

                  The parties hereto agree that no press release, public announcement or response to any press inquiry concerning this Agreement or any of the Transaction Agreements or the transactions contemplated hereby and thereby shall be made without advance approval thereof by the other parties hereto; provided that if any announcement is required by Law or the rules of any securities exchange or market to be made by any party hereto, prior to making such announcement, such party will, to the extent practicable, deliver a draft of such announcement to the other parties hereto and shall give the other parties reasonable opportunity to comment thereon. Upon execution hereof and upon the Closing, VNCI and Moneyline shall issue a press release, in the form attached as Exhibit N hereto, regarding this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, and VNCI shall file an 8-K attaching this Agreement and the Transaction Agreements as exhibits thereto.

          5.2      Board of Directors.

                  (a) Immediately following the Closing, VNCI and the Board of Directors shall exercise all authority under applicable law necessary to duly appoint David Walsh, Alexander Russo and Jonathan Robson (collectively, the "Moneyline Directors") to the Board of Directors and upon such appointments the Board of Directors shall consist of a total of six directors, comprised of the Moneyline Directors and 3 other directors, all of whom were existing members of the Board of Directors immediately prior to the Closing.

                  (b) Upon the Closing, VNCI shall file, or caused to be filed, with the SEC, all filings required by Rule 14f-1 of the Exchange Act in order to cause the appointment of Charles Auster to the Board of Directors. On the eleventh day following such filing, VNCI and the Board of Directors shall exercise all authority under applicable law necessary to duly appoint Charles Auster to the Board of Directors on such date.

          5.3      Further Assurances.

                  Any time after the Closing, VNCI shall, or cause its proper officers and directors to, from time to time, at the reasonable request of Moneyline, execute and deliver such other instruments of conveyance and transfer and to take such other actions as Moneyline may reasonably request, in order to consummate the transactions contemplated hereby and by the Transaction Agreements and to vest in Moneyline, the Noteholders or the B2B Noteholders, the right, title and interest in and to the number of Moneyline Shares, Note Conversion Shares, or the B2B Conversion Shares, as applicable.

          5.4      Transaction Fees and Expenses.

                  (a) Except as provided in this Section 5.4, each party hereto shall be responsible for all of its respective legal, accounting, advisory and other fees and expenses ("Transaction Expenses") incurred in connection with this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. The Transaction Expenses incurred by VNCI and the Subsidiaries shall be paid by VNCI at closing, are set forth in Schedule 5.4(a). The Transaction Expenses incurred by B2B shall be paid by VNCI at closing and are set forth in
Schedule 5.4(a), and together with the Transaction Expenses incurred by VNCI and the Subsidiaries shall not exceed $2,000,000.

                  (b) Any and all sales, use, transfer, stamp, duties, gains, recording or similar Taxes ("Transfer Taxes") arising pursuant to the purchase and sale of Shares under this Agreement shall be paid by VNCI.

                  (c) Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable Law for filing such Tax Returns. If such party is Moneyline, VNCI shall pay to Moneyline in immediately available funds, the Transfer Taxes reported on such Tax returns prior to the due date for such Tax Returns.

          5.5      Director Indemnification Agreements.

                  Concurrently with the execution of this Agreement, VNCI shall enter into indemnification agreements in the form attached as Exhibit O hereto, with those individuals set forth on Schedule 5.5.

          5.6      Technology License Agreements.

                  Concurrently with the execution of this Agreement, (i) VNCI and Moneyline shall enter into a license agreement with respect to the technology of VNCI in the form of Exhibit P hereto and (ii) B2B and Moneyline shall enter into a license agreement with respect to the technology of B2B in the form of Exhibit Q hereto.

          5.7      Significant Transactions.

                  During the period commencing on the Closing Date and terminating on the date of the due appointment of Charles Auster to the Board of Directors, the Company shall not enter into, or agree to enter into, any Significant Transaction (as such term is defined in the Stockholders Agreement).

          5.8      Annual Report Filing.

                  On the date hereof, VNCI shall cause its Annual Report on Form 10-K to be duly filed with the SEC.


ARTICLE 6.        INDEMNIFICATION; SURVIVAL.
                  -------------------------

         6.1      Indemnification Obligations.

                  (a) VNCI shall indemnify, defend and hold harmless OEP and Moneyline, each of their respective subsidiaries and affiliates, their successors and assigns, and their officers, directors, stockholders, employees and affiliates from and against and shall reimburse the same for and in respect of any and all losses, costs, fines, liabilities, claims, penalties, damages and expenses (including all legal fees and expenses) of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated (collectively "Losses") which may be claimed or assessed against any of them or to which any of them may be subject in connection with any and all claims, suits or asserted Losses which arise from or are related to (i) any misrepresentation or breach of any representation or warranty made by VNCI in this Agreement or any of the Transaction Agreements; or (ii) any breach of any covenant or agreement made by VNCI in this Agreement or any of the Transaction Agreements.

                  (b) Moneyline shall indemnify, defend and hold harmless VNCI, its subsidiaries and affiliates, its successors and assigns, and its officers, directors, stockholders, employees and affiliates from and against and shall reimburse the same for and in respect of any and all Losses which may be claimed or assessed against any of them or to which any of them may be subject in connection with any and all claims, suits or asserted Losses which arise from or are related to (i) any misrepresentation or breach of any representation or warranty made by Moneyline in this Agreement or any of the Transaction Agreements; or (ii) any breach of any covenant or agreement made by Moneyline in this Agreement or any of the Transaction Agreements.

          6.2      Indemnification Procedures.

                  (a) Notice. A party entitled to indemnification under this Article 6 (an "Indemnified Party") agrees to give each party obligated to provide indemnification pursuant to this Article 6 (an "Indemnifying Party") prompt written notice (the "Claim Notice") of any claim, assertion, event, condition or proceeding by or in respect of any third party (each, a "Third Party Claim") of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder, provided, however, that failure of the Indemnified Party to give the Claim Notice will not relieve the Indemnifying Party from liability hereunder unless solely and to the extent the Indemnifying Party did not otherwise learn of such Third Party Claim and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any obligations to the Indemnified Party other than the indemnification obligation provided herein. A Claim Notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by or is claimed against such Indemnified Party.

                  (b) Conduct of Defense. An Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within five (5) days of its receipt from the Indemnified Party of the Claim Notice, to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party. When the Indemnifying Party assumes the defense, the Indemnified Party shall have the right to approve the defense counsel and the Indemnified Party will have no liability for any compromise or settlement of any such claim that is effected without its prior written consent, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such compromise or settlement includes a release of each Indemnified Party from any liabilities arising out of such Third Party Claim. In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim, the Indemnified Party will, at the Indemnifying Party's sole expense, cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In the event that the Indemnifying Party shall fail to give the Defense Notice within the time prescribed by this Section 6.2(b), the Indemnified Party shall have the sole right to conduct such defense and the Indemnified Party may pay, compromise or defend such claim or proceeding at the Indemnifying Party's expense. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim and the basis of the Indemnified Party's request for indemnification under this Agreement, provided, however, that failure of the Indemnified Party to give the Indemnity Notice will not relieve the Indemnifying Party from liability hereunder unless solely and to the extent the Indemnifying Party did not otherwise learn of such claim and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any obligations to the Indemnified Party other than the indemnification obligation provided herein.

          6.3      Limitations on Indemnification.

                  Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability of VNCI pursuant to Section 6.1(a)(i) shall be the Issuance Price; and (ii)the maximum aggregate liability of Moneyline pursuant to Section 6.1(b) shall be the Moneyline Consideration. No claim may be made against VNCI by Moneyline for indemnification with respect to breaches of representations and warranties pursuant to Section 6.1(a)(i) with respect to any Losses unless the aggregate amount of the Losses incurred by Moneyline thereunder exceeds $250,000. Any amount payable by an Indemnifying Party pursuant to this
Article 6, shall be calculated net of any payments that the Indemnified Party has received under any insurance policy with respect to such Losses.

          6.4      Survival of Representations, Warranties and Covenants.

                  Except as set forth in this Section 6.4, the representations and warranties of the parties contained herein shall survive until the second anniversary of the Closing (the "Expiration Date"), and no party may seek indemnification under this Article 6 with respect to a breach of a representation or warranty after the Expiration Date; provided, however, that the representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.6, 2.14, 2.15, 2.16, 3.1, 3.2, 3,5, 3.6, 3.13,
3.14 and 3.15 shall survive until 90 days after the applicable statute of limitations (including any and all valid extensions thereof) and a party may seek indemnification with respect to a breach of such representation or warranty any time prior to the expiration of such statute of limitations. Notwithstanding anything to the contrary contained herein, all representations and warranties made by each of VNCI, B2B and Moneyline in this Agreement or in any schedule or other document delivered pursuant hereto, and the liability with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice stating the nature of the claim prior to the date on which such representation or warranty expires. The parties' respective covenants and agreements contained in this Agreement or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive indefinitely unless otherwise set forth herein or therein. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by, or knowledge of, a party shall affect the representations, warranties, covenants and agreements of the other parties under this Agreement or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby and by the Transaction Agreements furnished or to be furnished to the other parties and (b) such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the Closing or of the fact that the other party or parties knew or should have known that any of the same is or might be inaccurate in any respect.

ARTICLE 7.        CONDITIONS TO CLOSING.

         7.1      Conditions to Obligations of Moneyline.

                  The obligations of Moneyline under this Agreement are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:

                  (a) (i) VNCI shall have performed in all material respects its obligations under this Agreement and the Transaction
Agreements required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of VNCI contained in this Agreement shall be true and correct in all respects as of the Closing Date as if made at and as of such dates.

                  (b) Moneyline shall have received a certificate, signed by the chief executive officer and chief financial officer of VNCI, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the condition set forth in Section 7.1(a) has been satisfied.

                  (c) (i) B2B shall have performed in all material respects its obligations under this Agreement and the Merger Agreement required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of B2B contained in this Agreement shall be true and correct in all respects as of the Closing Date as if made at and as of such dates.

                  (d) Moneyline shall have received a certificate, signed by the chief executive officer and chief operating officer of B2B, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the condition set forth in Section 7.1(c) has been satisfied.

                  (e) VNCI shall have caused to be delivered to Moneyline
(i) the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to VNCI, or such other counsel reasonably acceptable to Moneyline, in the form of opinion attached hereto as Exhibit R; (ii) the opinion of Graubard Miller, special counsel to B2B, or such other counsel reasonably acceptable to Moneyline, in the form of opinion attached hereto as Exhibit S; (iii) the opinion of Graubard Miller, special tax counsel to B2B, or such other counsel reasonably acceptable to Moneyline, in the form of opinion attached hereto as Exhibit T; (iv) the opinion of Potter Anderson & Corroon LLP, special Delaware counsel to B2B, or such other counsel reasonably acceptable to Moneyline, in the form of opinion attached hereto as Exhibit U; and (v) the reliance letter of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special counsel to VNCI, or such other counsel reasonably acceptable to Moneyline, regarding such special counsel's opinion pursuant to the Merger Agreement, in the form of letter attached hereto as Exhibit V. The failure of VNCI to deliver any opinion or letter required by this Section 7.1(e) shall constitute a breach of Section
5.3 by VNCI.

                  (f) The Stockholders Agreement shall have been executed by VNCI and remain in full force and effect as of the Closing Date.

                  (g) (i) The Promissory Notes shall have been converted into shares of Common Stock by the Noteholders concurrently with the Closing and evidence of each such conversion shall have been delivered to Moneyline; (ii) each of the Conversion Notices shall have been executed and delivered to Moneyline and shall be in full force and effect as of the Closing Date; (iii) the B2B Promissory Notes shall have been converted into shares of Common Stock by the holders thereof pursuant to such Conversion Notice immediately prior to or concurrently with the Closing; and (iv) the holders set forth on Schedule 7.1(g) of the warrants set forth on Schedule 7.1(g) shall have agreed to terminate such warrants and satisfactory evidence thereof shall have been delivered to Moneyline.

                  (h) Each of the Releases shall have been executed and delivered to Moneyline and shall be in full force and effect as of the Closing Date.

                  (i) The Sanmina Release shall have been executed and delivered to VNCI and be in full force and effect as of the Closing Date.

                  (j) The Shaw Pittman Release shall have been executed and delivered to VNCI and be in full force and effect as of the Closing Date.

                  (k) Holders of the Promissory Notes have executed an authorization for VNCI to file all necessary filings required to terminate such holders' security interests in the intellectual property of VNCI, including, without limitation, any filings required by the Uniform Commercial Code and any required filings, recordations, assignments and releases with the United States Patent and Trademark Office, the United States Copyright Office and the corresponding offices in the applicable foreign jurisdictions.

                  (l) VNCI shall have delivered to Moneyline a final and binding settlement executed by both parties with respect to that litigation entitled Hamouth Family Trust v. VNCI, filed February 11, 2002 in the Delaware Court of Chancery.

                  (m) Concurrently with this Agreement, the Board of Directors shall have caused the termination of each of VNCI's 1999 Stock Incentive Plan, 1996 Stock Incentive Plan and 1994 Stock Incentive Plan.

                  (n) All closing deliveries of Section 1.2(b) shall have been made.

                  (o) The Subscription Agreements shall have been executed by the Investors and VNCI and remain in full force and effect as of the Closing Date.

                  (p) The Director Indemnification Agreements shall have been executed by VNCI and the individual directors.

ARTICLE 8.        MISCELLANEOUS PROVISIONS.

          8.1      Entire Agreement; Assignment.

                    This Agreement (including the Exhibits and the Schedules and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement and the rights and obligations may not be assigned in whole or in part by any party hereto, including by operation of law or otherwise except (a) with the written consent of the other parties hereto (b) by Moneyline to one or more direct or indirect subsidiaries or other Affiliates of it, which assignment shall not relieve Moneyline of any of its obligations hereunder, or (c) by Moneyline as collateral security to any entity providing direct or indirect financing to Moneyline or any of its Affiliates.

         8.2      Notices

                  All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  (a) if to Moneyline, to:

                           MONEYLINE NETWORKS, LLC
                           233 Broadway
                           New York, New York  10279
                           Attention:  Alexander Russo
                           Fax:  212-553-2598

                           and

                           ONE EQUITY PARTNERS LLC
                           320 Park Avenue, 18th Floor
                           New York, New York 10022
                           Attention:  David Walsh
                           Fax:  212-553-2599

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Attention:  Joseph A. Coco, Esq.
                           Fax:  917-777-3050


                  (b)      if to VNCI, to:

                           Video Network Communications, Inc.
                           50 International Drive
                           Portsmith, New Hampshire 03801
                           Attention:  President
                           Fax:  (603) 334-6472

                           with a copy to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue, 25th Floor
                           New York, New York 10017
                           Attention: Kenneth Koch, Esq.
                           Fax:  212-983-3115

                  (c)      if to B2B, to:

                           B2BVIDEO NETWORK CORP.
                           301 Route 17 North, Suite 705
                           Rutherford, New Jersey 07070
                           Attention:  President
                           Fax:  (201) 935-4936

                           with a copy to:

                           Graubard Miller
                           600 Third Avenue
                           New York, New York 10016
                           Attention: David Alan Miller, Esq.
                           Fax:  212-983-3115

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section 8.2. Copies of all notices pursuant to this Section 8.2 shall also be sent to EarlyBirdCapital, Inc., One State Street Plaza, New York, New York, 10004,
Attention: Investment Banking Department.

         8.3      Interpretation.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, division, organization, labor union or entity of any kind whatsoever, including any Governmental Authority. References to a Person are also to its permitted successors and assigns.

         8.4      Amendments and Waivers

                  This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of Moneyline and VNCI or, in the case of a waiver, by the party waiving compliance or his or her representative. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

          8.5      Severability

                  This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

          8.6      Governing Law; Jurisdiction and Venue

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law principles. Except as set forth herein, each party hereto hereby agrees that any proceeding relating to this agreement and the transactions contemplated hereby shall be brought in a State Court of New York or a federal court located in the City of New York. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such New York or federal court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such New York or federal court and any claim that any such New York or federal court is an inconvenient forum.

          8.7      Schedules and Exhibits.

                  The Schedules and Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

          8.8      No Third Party Beneficiaries

                  Except as expressly contemplated in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          8.9      WAIVER OF JURY TRIAL

                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (iii) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

          8.10     Counterparts.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          8.11     Acknowledgements.

                  The parties hereto acknowledge and agree that (i) each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, and
(ii) each party has been represented by counsel in reviewing and negotiating such terms and provisions. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.


                          [Signature Page Follows]




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   MONEYLINE NETWORKS, LLC


                                   By: /s/ Alexander Russo
                                       ---------------------------------------
                                   Name:  Alexander Russo
                                   Title: Executive Vice President, Corporate
                                          Development and General Counsel



                                   VIDEO NETWORK COMMUNICATIONS, INC.


                                   By:  /s/ Robert Emery
                                        --------------------------------------
                                   Name:  Robert Emery
                                   Title: Chief Financial Officer



                                   B2BVIDEO NETWORK CORP.


                                   By:  /s/ Cheryl Snyder
                                        --------------------------------------
                                   Name:  Cheryl Snyder
                                   Title: Chief Executive Officer